Exhibit 99.1
Contact:    Jake Elguicze
Treasurer and Vice President of Investor Relations
610-948-2836

FOR IMMEDIATE RELEASE	February 25, 2016

TELEFLEX REPORTS FOURTH QUARTER AND FULL YEAR 2015 RESULTS; PROVIDES 2016 GUIDANCE

Fourth Quarter Revenues of $484.5 million, Up 1.8% Versus Prior Year Period; Up 7.4% on Constant Currency Basis

Fourth Quarter GAAP Diluted EPS of $1.88, Up 70.9% Over the Prior Year Period

Fourth Quarter Adjusted Diluted EPS of $2.01, up 40.6%, net of the Unfavorable Impact From Foreign Currency of Approximately 15.4%

Full Year 2015 Revenues of $1,809.7 million, Down 1.6% Versus Prior Year; Up 5.4% on Constant Currency Basis

Full year 2015 GAAP Diluted EPS of $4.91, Up 19.8% Over the Prior Year

Full Year 2015 Adjusted Diluted EPS of $6.33, up 10.3%, net of the Unfavorable Impact From Foreign Currency of Approximately 15.2%

2016 Guidance Range for Constant Currency Revenue Growth of 5.0% to 6.0%

2016 Guidance Range for Adjusted Diluted EPS of $7.00 to $7.15, up 10.6% to 13.0%, which reflects our expectation of a negative foreign currency headwind of approximately 2%

New Facilities Consolidation Restructuring Plan to Further Improve Company Cost Structure Announced

Wayne, PA -- Teleflex Incorporated (NYSE: TFX) (the “Company”) today announced financial results for the fourth quarter and year ended December 31, 2015.

Fourth quarter 2015 net revenues were $484.5 million, an increase of 1.8% over the prior year period. Excluding the impact of foreign currency exchange rate fluctuations, fourth quarter 2015 net revenues increased 7.4% over the year ago period.

Fourth quarter 2015 GAAP diluted earnings per share from continuing operations increased 70.9% to $1.88, as compared to $1.10 in the prior year period. Fourth quarter 2015 adjusted diluted earnings per share from continuing operations increased 40.6% to $2.01, compared to $1.43 in the prior year period.

Full year 2015 net revenues were $1,809.7 million, a decrease of 1.6% from the prior year. Excluding the impact of foreign currency exchange rate fluctuations, full year 2015 net revenues increased 5.4% over the prior year.

Full year 2015 GAAP diluted earnings per share from continuing operations increased 19.8% to $4.91, as compared to $4.10 in the prior year. Full year 2015 adjusted diluted earnings per share from continuing operations increased 10.3% to $6.33, compared to $5.74 in the prior year. We estimate that foreign currency exchange rates unfavorably impacted full year 2015 adjusted diluted earnings per share from continuing operations by approximately 15.2%.

“2015 was a tremendous year for Teleflex, capped off by a very strong fourth quarter,” said Benson Smith, Chairman, President and Chief Executive Officer. “During the fourth quarter we delivered constant currency revenue growth of 7.4%, and Teleflex's highest adjusted gross and operating margins since transitioning to a pure-play medical device company, reaching 54.1% and 23.7%, respectively.”

Added Smith, "Following a successful 2015, one in which we overcame significant foreign currency headwinds, we are well positioned for 2016. Thanks in part to a robust product pipeline and the benefits of our previously announced restructuring initiatives, we expect to deliver between 5% to 6% constant currency revenue growth and between 10.6% to 13.0% adjusted earnings per share growth. Finally, the Company announced a new restructuring plan that is intended to enhance our competitive position and improve our longer-term profitability. This new plan will focus on the consolidation of certain facilities and relocation of manufacturing operations and will allow the Company to invest in higher growth opportunities.”

FOURTH QUARTER NET REVENUE BY SEGMENT

Vascular North America fourth quarter 2015 net revenues were $90.3 million, an increase of 9.6% compared to the prior year period. Excluding the impact of foreign currency fluctuations, fourth quarter 2015 net revenues increased 10.3% compared to the prior year period. The increase in constant currency revenue was largely due to higher sales volume of existing products, price increases and new product sales.

Surgical North America fourth quarter 2015 net revenues were $43.1 million, an increase of 5.6% compared to the prior year period. Excluding the impact of foreign currency fluctuations, fourth quarter 2015 net revenues increased 6.9% compared to the prior year period. The increase in constant currency revenue was largely due to product sales resulting from acquisitions, an increase in new product sales and price increases.

Anesthesia North America fourth quarter 2015 net revenues were $50.6 million, an increase of 6.1% compared to the prior year period. Excluding the impact of foreign currency fluctuations, fourth quarter 2015 net revenues increased 6.8% compared to the prior year period. The increase in constant currency revenue was largely due to higher sales volume of existing products, an increase in new product sales and price increases.

EMEA fourth quarter 2015 net revenues were $135.2 million, a decrease of 8.0% compared to the prior year period. Excluding the impact of foreign currency fluctuations, fourth quarter 2015 net revenues increased 3.6% compared to the prior year period. The increase in constant currency revenue was largely due to higher sales volume of existing products.

Asia fourth quarter 2015 net revenues were $69.2 million, an increase of 9.0% compared to the prior year period. Excluding the impact of foreign currency fluctuations, fourth quarter 2015 net revenues increased 18.0% compared to the prior year period. The increase in constant currency revenue was largely due to higher sales volume of existing products, product sales resulting from acquisitions and new product sales.

OEM and Development Services (“OEM”) fourth quarter 2015 net revenues were $37.8 million, an increase of 8.0% compared to the prior year period. Excluding the impact of foreign currency fluctuations, fourth quarter 2015 net revenues increased 10.3% compared to the prior year period. The increase in constant currency revenue was largely due to higher sales volume of existing products and an increase in new product sales.

	Three Months Ended		% Increase/ (Decrease)
	December 31, 2015	December 31, 2014	Constant Currency	Foreign Currency	Total Change
	(Dollars in millions)
Vascular North America	$90.3	$82.3	10.3%	(0.7)%	9.6%
Surgical North America	43.1	40.8	6.9%	(1.3)%	5.6%
Anesthesia North America	50.6	47.7	6.8%	(0.7)%	6.1%
EMEA	135.2	147.0	3.6%	(11.6)%	(8.0)%
Asia	69.2	63.6	18.0%	(9.0)%	9.0%
OEM	37.8	35.0	10.3%	(2.3)%	8.0%
All Other	58.3	59.6	0.2%	(2.3)%	(2.1)%
Total	$484.5	$476.0	7.4%	(5.6)%	1.8%

OTHER FINANCIAL HIGHLIGHTS AND KEY PERFORMANCE METRICS

Depreciation expense, amortization of intangible assets and deferred financing costs for 2015 aggregated to $125.3 million compared to $127.0 million for the prior year.

Cash and cash equivalents at December 31, 2015 were $338.4 million compared to $303.2 million at December 31, 2014.

Net accounts receivable at December 31, 2015 were $262.4 million compared to $273.7 million at December 31, 2014.

Net inventories at December 31, 2015 were $330.3 million compared to $335.6 million at December 31, 2014.

Net debt obligations at December 31, 2015 were $750.6 million compared to $801.4 million at December 31, 2014.

2016 RESTRUCTURING PLAN

On February 23, 2016, the Board of Directors of the Company approved a restructuring plan (the “Plan”) designed to reduce costs, improve operating efficiencies and enhance the Company’s long term competitive position. The Plan, which was developed in response to continuing cost pressures in the healthcare industry, involves the consolidation of operations and a related reduction in workforce at certain of the Company’s facilities, and primarily will include the relocation of certain manufacturing locations and the relocation and outsourcing of certain distribution operations. These actions will commence in the second quarter 2016 and are expected to be substantially completed by the end of 2018.

The Company estimates that it will incur aggregate pre-tax charges in connection with the Plan of between $34 million to $44 million, of which the Company expects approximately $21 million to $23 million will be incurred in 2016 and most of the balance will be incurred prior to the end of 2018. Generally, the Company expects that it will exclude these charges from its adjusted diluted earnings per share results. The Company estimates that $27 million to $31 million of the aggregate pre-tax charges will result in future cash outlays, of which the Company expects approximately $6 million to $8 million of the cash outlays will be made in 2016 and most of the balance will be made prior to the end of 2018. Additionally, the Company expects to make capital expenditures of $13 million to $17 million in connection with the Plan, of which, the Company expects approximately $3 million to $5 million will be made in 2016.

The following table provides a summary of the Company’s current cost estimates by major type of expense associated with the Plan:

Type of cost	Total estimated amount expected to be incurred

Employee termination benefits	$14 million to $18 million
Facility closure and other exit costs (1)	$2 million to $3 million
Accelerated depreciation charges	$10 million to $13 million
Other (2)	$8 million to $10 million
Total	$34 million to $44 million

(1)	Includes costs to transfer product lines among facilities and outplacement and employee relocation costs.

(2)	Consists of other costs directly related to the Plan, including project management, legal and other regulatory costs.

The Company currently expects to achieve annualized savings of $12 million to $16 million once the Plan is fully implemented, and currently expects to realize Plan-related savings beginning in 2017.

As the Plan is implemented, management will reevaluate the estimated expenses and charges set forth above, and may revise its estimates as appropriate, consistent with generally accepted accounting principles.

2016 OUTLOOK

The Company estimates that revenues for full year 2016 will increase 5.0% to 6.0% on a constant currency basis. On a GAAP basis, revenues are expected to increase 3.0% to 4.0% over prior year, reflecting the anticipated unfavorable impact of foreign currency.

The Company expects adjusted diluted earnings per share from continuing operations to be between $7.00 and $7.15 for full year 2016, representing an increase of 10.6% to 13.0% over 2015, which reflects our expectation of a negative foreign currency headwind of approximately 2%. The Company expects full year 2016 GAAP diluted earnings per share from continuing operations to be between $4.92 and $4.99.

FORECASTED 2016 CONSTANT CURRENCY REVENUE GROWTH RECONCILIATION

	Low	High

Forecasted 2016 GAAP revenue growth	3.0%	4.0%

Estimated impact of foreign currency fluctuations	2.0%	2.0%

Forecasted 2016 constant currency revenue growth	5.0%	6.0%

FORECASTED 2016 ADJUSTED EARNINGS PER SHARE RECONCILIATION

	Low	High

Diluted earnings per share attributable to common shareholders	$4.92	$4.99

Restructuring, impairment charges and special items, net of tax	$1.00	$1.05

Intangible amortization expense, net of tax	$0.90	$0.93

Amortization of debt discount on convertible notes, net of tax	$0.18	$0.18

Adjusted diluted earnings per share	$7.00	$7.15

CONFERENCE CALL WEBCAST AND ADDITIONAL INFORMATION

As previously announced, Teleflex will comment on its financial results on a conference call to be held today at 8:00 a.m. (ET). The call will be available live and archived on the company’s website at www.teleflex.com and the accompanying presentation will be posted prior to the call. An audio replay will be available until March 3, 2016 at 11:59pm (ET), by calling 888-286-8010 (U.S./Canada) or 617-801-6888 (International), Passcode: 70373672.

ADDITIONAL NOTES

References in this release to the unfavorable impact of foreign currency on adjusted diluted earnings per share include both the impact of translating foreign currencies into U.S. dollars and the impact of foreign currency exchange rate fluctuations on foreign currency denominated transactions.

In the discussion of segment results, "new products" refers to products we have sold for 36 months or less, and "existing products" refers to products we have sold for more than 36 months.

Certain financial information is presented on a rounded basis, which may cause minor differences.

Segment results and commentary exclude the impact of discontinued operations.

NOTES ON NON-GAAP FINANCIAL MEASURES

This press release includes certain non-GAAP financial measures, which include:

Adjusted diluted earnings per share. This measure excludes, depending on the period presented (i) restructuring and other impairment charges; (ii) certain losses and other charges, including charges related to facility consolidations; (iii) amortization of the debt discount on the Company’s convertible notes; (iv) intangible amortization expense; (v) loss on extinguishment of debt; and (vi) tax benefits resulting primarily from adjustments to prior years’ tax returns and tax law changes. In addition, the calculation of diluted shares within adjusted earnings per share gives effect to the anti-dilutive impact of the Company’s convertible note hedge agreements, which reduce the potential economic dilution that otherwise would occur upon conversion of the Company’s senior subordinated convertible notes (under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in diluted shares).

Constant currency revenue growth. This measure excludes the impact of translating the results of international subsidiaries at different currency exchange rates from period to period.

Management believes these measures are useful to investors because they eliminate items that do not reflect Teleflex’s day-to-day operations. In addition, management believes that the calculation of non-GAAP diluted shares is useful to investors because it provides insight into the offsetting economic effect of the convertible note hedge against conversions of the convertible notes. Management uses these financial measures for internal managerial purposes, when publicly providing guidance on possible future results, and to assist in our evaluation of period-to-period comparisons. These financial measures are presented in addition to results presented in accordance with generally accepted accounting principles (“GAAP”) and should not be relied upon as a substitute for GAAP financial measures. Tables reconciling historical adjusted diluted earnings per share to historical GAAP earnings per share are set forth below. Tables reconciling constant currency net revenues to GAAP net revenues and reconciling forecasted non-GAAP measures to the most directly comparable forecasted GAAP measures are set forth above.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Quarter Ended - December 31, 2015
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and other impairment charges	Interest expense, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$224.2	$148.2	$13.2	$2.1	$13.6	($7.6)	$90.6	$1.88	48,323
Adjustments
Restructuring and other impairment charges	—	—	—	2.1	—	0.8	1.3	$0.03	—
Losses and other charges, net (A)	1.9	(3.1)	—	—	—	0.3	(1.5)	($0.03)	—
Amortization of debt discount on convertible notes	—	—	—	—	3.4	1.2	2.1	$0.04	—
Intangible amortization expense	—	17.1	—	—	—	4.6	12.5	$0.26	—
Tax adjustment (B)	—	—	—	—	—	14.9	(14.9)	($0.31)	—
Shares due to Teleflex under note hedge (C)	—	—	—	—	—	—	—	$0.14	(3440)
Adjusted basis	$222.3	$134.2	$13.2	—	$10.2	$14.2	$90.2	$2.01	44,883
Quarter Ended - December 31, 2014
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and other impairment charges	Interest expense, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$235.0	$153.3	$17.2	$1.4	$16.6	$0.4	$51.8	$1.10	47,112
Adjustments
Restructuring and other impairment charges	—	—	—	1.4	—	0.5	0.8	$0.02	—
Losses and other charges, net (A)	2.1	1.0	—	—	—	1.1	2.0	$0.04	—
Amortization of debt discount on convertible notes	—	—	—	—	3.1	1.1	2.0	$0.04	—
Intangible amortization expense	—	13.9	—	—	—	3.5	10.4	$0.22	—
Tax adjustment (B)	—	—	—	—	—	3.8	(3.8)	($0.08)	—
Shares due to Teleflex under note hedge (C)	—	—	—	—	—	—	—	$0.09	(2,990)
Adjusted basis	$232.9	$138.4	$17.2	—	$13.5	$10.5	$63.3	$1.43	44,122

(A) In 2015 losses and other charges, net related primarily to facility consolidations and reflect reversals of previously recorded charges. In 2014, losses and other charges, net related primarily to facility consolidations.

(B) The tax adjustment represents a net benefit resulting primarily from (1) adjustments to prior year returns as a result of amended returns, the resolution of audits of prior year returns and/or the expiration of applicable statutes of limitations for prior year returns, and (2) tax law changes affecting our deferred tax liability.

(C) Adjusted diluted shares are calculated by giving effect to the anti-dilutive impact of the Company’s convertible note hedge agreements, which reduce the potential economic dilution that otherwise would occur upon conversion of our senior subordinated convertible notes. Under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in diluted shares.

Reconciliation of Adjusted Gross Profit and Margin
Dollars in millions
Quarter Ended - December 31, 2015

Teleflex gross profit as-reported	$260.3
Teleflex gross margin as-reported	53.7%

Losses and other charges, net (D)	1.9

Adjusted Teleflex gross profit	$262.2
Adjusted Teleflex gross margin	54.1%

Teleflex revenue as-reported	$484.5

Reconciliation of Adjusted Operating Profit and Margin
Dollars in millions
Quarter Ended - December 31, 2015

Teleflex income from continuing operations before interest and taxes	$96.7

Teleflex income from continuing operations before interest and taxes margin	20.0%

Restructuring and other impairment charges	2.1
Losses and other charges, net (D)	(1.2)
Intangible amortization expense	17.1

Adjusted Teleflex income from continuing operations before interest, taxes and intangible amortization expense	$114.8

Adjusted Teleflex income from continuing operations before interest, taxes and intangible amortization expense margin	23.7%

Teleflex revenue as-reported	$484.5
(D) In 2015, losses and other charges, net related primarily to facility consolidations and reflect reversals of previously recorded charges.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Year Ended - December 31, 2015
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and other impairment charges	(Gain) loss on sale of business and assets	Interest expense, net	Loss on extinguishment of debt, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$865.3	$569.0	$52.1	$7.8	($0.4)	$60.8	$10.5	$7.8	$236.0	$4.91	48,058
Adjustments:
Restructuring and other impairment charges	—	—	—	7.8	—	—	—	2.9	4.9	$0.10	—
Losses and other charges, net (E)	9.4	(6.1)	—	—	(0.4)	—	—	2.5	0.4	$0.01	—
Amortization of debt discount on convertible notes	—	—	—	—	—	13.2	—	4.8	8.4	$0.17	—
Intangible amortization expense	—	62.4	—	—	—	—	—	16.6	45.8	$0.95	—
Loss on extinguish-ment of debt, net	—	—	—	—	—	—	10.5	3.8	6.6	$0.14	—
Tax adjustment (F)	—	—	—	—	—	—	—	19.0	(19.0)	($0.39)	—
Shares due to Teleflex under note hedge (G)	—	—	—	—	—	—	—	—	—	$0.44	(3,350)
Adjusted basis	$855.8	$512.7	$52.1	—	—	$47.6	—	$57.4	$283.2	$6.33	44,708
Year Ended - December 31, 2014
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and other impairment charges	(Gain) loss on sale of business and assets	Interest expense, net	Loss on extinguishment of debt, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$897.4	$578.7	$61.0	$17.9	—	$64.8	—	$28.7	$190.4	$4.10	46,470
Adjustments:
Restructuring and other impairment charges	—	—	—	17.9	—	—	—	5.2	12.7	$0.27	—
Losses and other charges, net (E)	4.9	(1.1)	0.1	—	—	—	—	3.1	0.9	$0.02	—
Amortization of debt discount on convertible notes	—	—	—	—	—	12.2	—	4.5	7.7	$0.17	—
Intangible amortization expense	—	60.9	—	—	—	—	—	17.4	43.5	$0.94	—
Loss on extinguish-ment of debt, net	—	—	—	—	—	—	—	—	—	—	—
Tax adjustment (F)	—	—	—	—	—	—	—	4.0	(4.0)	($0.09)	—
Shares due to Teleflex under note hedge (G)	—	—	—	—	—	—	—	—	—	$0.33	(2,738)
Adjusted basis	$892.5	$518.8	$60.9	—	—	$52.5	—	$62.8	$251.2	$5.74	43,732

(E) In 2015 losses and other charges, net primarily related to facility consolidations and reflect reversals of previously recorded charges. In 2014, losses and other charges, net primarily related to facility consolidations.

(F) The tax adjustment represents a net benefit resulting primarily from (1) adjustments to prior year returns as a result of amended returns, the resolution of audits of prior year returns and/or the expiration of applicable statutes of limitations for the prior year returns, and (2) tax law changes affecting our deferred tax liability.

(G) Adjusted diluted shares are calculated by giving effect to the anti-dilutive impact of the Company’s convertible note hedge agreements, which reduce the potential economic dilution that otherwise would occur upon conversion of our senior subordinated convertible notes. Under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in diluted shares.

RECONCILIATION OF NET DEBT OBLIGATIONS

	December 31, 2015	December 31, 2014
	(Dollars in thousands)
Note payable and current portion of long term borrowings	$419,942	$368,401

Long term borrowings	646,000	700,000

Unamortized debt discount	22,999	36,197

Total debt obligations	1,088,941	1,104,598

Less: cash and cash equivalents	338,366	303,236

Net debt obligations	$750,575	$801,362

ABOUT TELEFLEX INCORPORATED

Teleflex is a global provider of medical technologies designed to improve the health and quality of people’s lives. We apply purpose driven innovation - a relentless pursuit of identifying unmet clinical needs - to benefit patients and healthcare providers. Our portfolio is diverse, with solutions in the fields of vascular and interventional access, surgical, anesthesia, cardiac care, urology, emergency medicine and respiratory care. Teleflex employees worldwide are united in the understanding that what we do every day makes a difference. For more information, please visit teleflex.com.

Teleflex is the home of Arrow®, Deknatel®, Hudson RCI®, LMA®, Pilling®, Rusch® and Weck® - trusted brands united by a common sense of purpose.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements, including, but not limited to, forecasted 2016 GAAP and constant currency revenue growth and GAAP and adjusted diluted earnings per share; the timing of commencement and completion of the restructuring plan approved by the Board of Directors on February 23, 2016 (the "2016 Restructuring Plan"); estimated pre-tax charges and future cash outlays under the 2016 Restructuring Plan; anticipated annualized savings under the 2016 Restructuring Plan; and the expected general exclusion of charges in connection with the 2016 Restructuring Plan from our adjusted earnings per share results. Actual results could differ materially from those in the forward-looking statements due to, among other things, conditions in the end markets we serve, customer reaction to new products and programs, our ability to achieve sales growth, price increases or cost reductions; changes in the reimbursement practices of third party payors; our ability to realize efficiencies and to execute on our strategic initiatives; changes in material costs and surcharges; market acceptance and unanticipated difficulties in connection with the introduction of new products and product line extensions; product recalls; unanticipated difficulties in connection with the consolidation of manufacturing and administrative functions, including as a result of difficulties with various employees, labor representatives or regulators; the loss of skilled employees in connection with such initiatives; unanticipated difficulties, expenditures and delays in complying with government regulations applicable to our businesses; the impact of government healthcare reform legislation; our ability to meet our debt obligations; changes in general and international economic conditions, including fluctuations in foreign currency exchange rates; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2015.

TELEFLEX INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	(Dollars and shares in thousands, except per share)
Net revenues	$484,501	$476,008	$1,809,690	$1,839,832
Cost of goods sold	224,185	234,993	865,287	897,404
Gross profit	260,316	241,015	944,403	942,428
Selling, general and administrative expenses	148,217	153,265	568,982	578,657
Research and development expenses	13,221	17,237	52,119	61,040
Restructuring and other impairment charges	2,131	1,358	7,819	17,869
Gain on sale of assets	—	—	(408)	—
Income from continuing operations before interest, loss on extinguishment of debt and taxes	96,747	69,155	315,891	284,862
Interest expense	13,638	16,808	61,323	65,458
Interest income	(79)	(212)	(532)	(706)
Loss on extinguishment of debt	—	—	10,454	—
Income from continuing operations before taxes	83,188	52,559	244,646	220,110
Taxes on income from continuing operations	(7,577)	426	7,838	28,650
Income from continuing operations	90,765	52,133	236,808	191,460
Operating loss from discontinued operations	(298)	(1,541)	(1,730)	(3,407)
Tax (benefit) on loss from discontinued operations	(10,815)	(353)	(10,635)	(698)
Gain (loss) on discontinued operations	10,517	(1,188)	8,905	(2,709)
Net income	101,282	50,945	245,713	188,751
Less: Income from continuing operations attributable to noncontrolling interest	158	307	850	1,072
Net income attributable to common shareholders	$101,124	$50,638	$244,863	$187,679
Earnings per share available to common shareholders:
Basic:
Income from continuing operations	$2.18	$1.25	$5.68	$4.60
Income (loss) on discontinued operations	0.25	(0.03)	0.21	(0.06)
Net income	$2.43	$1.22	$5.89	$4.54
Diluted:
Income from continuing operations	$1.88	$1.10	$4.91	$4.10
Income (loss) on discontinued operations	0.21	(0.03)	0.19	(0.06)
Net income	$2.09	$1.07	$5.10	$4.04
Dividends per share	$0.34	$0.34	$1.36	$1.36
Weighted average common shares outstanding:
Basic	41,606	41,425	41,558	41,366
Diluted	48,323	47,112	48,058	46,470
Amounts attributable to common shareholders:
Income from continuing operations, net of tax	$90,607	$51,826	$235,958	$190,388
Income (loss) from discontinued operations, net of tax	10,517	(1,188)	8,905	(2,709)
Net income	$101,124	$50,638	$244,863	$187,679

TELEFLEX INCORPORATED
CONSOLIDATED BALANCE SHEETS
(unaudited)

	December 31,
	2015	2014
	(Dollars and shares in thousands)
ASSETS
Current assets
Cash and cash equivalents	$338,366	$303,236
Accounts receivable, net	262,416	273,704
Inventories, net	330,275	335,593
Prepaid expenses and other current assets	37,507	35,697
Prepaid taxes	30,895	40,256
Assets held for sale	6,972	7,422
Total current assets	1,006,431	995,908
Property, plant and equipment, net	316,123	317,435
Goodwill	1,295,852	1,323,553
Intangibles assets, net	1,199,975	1,216,720
Investments in affiliates	152	1,150
Deferred tax assets	2,341	4,011
Other assets	57,642	64,010
Total assets	$3,878,516	$3,922,787
LIABILITIES AND EQUITY
Current liabilities
Current borrowings	$419,942	$368,401
Accounts payable	66,305	64,100
Accrued expenses	64,017	72,383
Current portion of contingent consideration	7,291	11,276
Payroll and benefit-related liabilities	84,658	85,442
Accrued interest	7,480	9,169
Income taxes payable	8,059	13,768
Other current liabilities	8,960	8,230
Total current liabilities	666,712	632,769
Long-term borrowings	646,000	700,000
Deferred tax liabilities	315,983	399,203
Pension and postretirement benefit liabilities	149,441	167,241
Noncurrent liability for uncertain tax positions	40,400	50,884
Other liabilities	48,887	58,991
Total liabilities	1,867,423	2,009,088
Commitments and contingencies
Common shareholders’ equity
Common shares, $1 par value Issued: 2015 - 43,517 shares; 2014 - 43,420 shares	43,517	43,420
Additional paid-in capital	440,127	422,394
Retained earnings	2,016,176	1,827,845
Accumulated other comprehensive loss	(371,124)	(260,895)
	2,128,696	2,032,764
Less: Treasury stock, at cost	119,424	121,455
Total common shareholders’ equity	2,009,272	1,911,309
Noncontrolling interest	1,821	2,390
Total equity	2,011,093	1,913,699
Total liabilities and equity	$3,878,516	$3,922,787

TELEFLEX INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Year Ended December 31,
	2015	2014
	(Dollars in thousands)
Cash flows from operating activities of continuing operations:
Net income	$245,713	$188,751
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	(8,905)	2,709
Depreciation expense	46,013	50,207
Amortization expense of intangible assets	62,380	60,926
Amortization expense of deferred financing costs and debt discount	16,941	15,897
Loss on extinguishment of debt	10,454	—
Changes in contingent consideration	(4,576)	(7,418)
Impairment of long-lived assets	—	—
Stock-based compensation	14,467	12,227
Net gain on sales of businesses and assets	(408)	—
Deferred income taxes, net	(54,413)	(14,153)
Other	(20,775)	(8,968)
Changes in operating assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	398	9,394
Inventories	(8,371)	(15,531)
Prepaid expenses and other current assets	(3,027)	1,422
Accounts payable and accrued expenses	(117)	9,818
Income taxes receivable and payable, net	7,672	(15,040)
Net cash provided by operating activities from continuing operations	303,446	290,241
Cash flows from investing activities of continuing operations:
Expenditures for property, plant and equipment	(61,448)	(67,571)
Payments for businesses and intangibles acquired, net of cash acquired	(93,808)	(45,777)
Proceeds from sales of businesses and assets	408	5,251
Investments in affiliates	—	(40)
Net cash used in investing activities from continuing operations	(154,848)	(108,137)
Cash flows from financing activities of continuing operations:
Proceeds from new borrowings	288,100	250,000
Reduction in borrowings	(303,757)	(480,102)
Debt extinguishment, issuance and amendment fees	(9,017)	(4,494)
Proceeds from share based compensation plans and the related tax impacts	4,994	4,245
Payments to noncontrolling interest shareholders	(1,343)	(1,094)
Payments for contingent consideration	(8,028)	—
Dividends	(56,532)	(56,258)
Net cash (used in) financing activities from continuing operations	(85,583)	(287,703)
Cash flows from discontinued operations:
Net cash used in operating activities	(2,636)	(3,676)
Net cash used in discontinued operations	(2,636)	(3,676)
Effect of exchange rate changes on cash and cash equivalents	(25,249)	(19,473)
Net increase (decrease) in cash and cash equivalents	35,130	(128,748)
Cash and cash equivalents at the beginning of the year	303,236	431,984
Cash and cash equivalents at the end of the year	$338,366	$303,236
Supplemental Cash Flow Information:
Cash interest paid	$45,973	$49,797
Income taxes paid, net of refunds	$56,079	$52,869